Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:

September 27, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Provides New Financial and Operational Details on

its Fiber Network as Deployment Gains Momentum

Company Sees Positive Economic Returns; Customer Demand Proves Strong for

FiOS Internet and TV Services, and Network Provides Platform for Innovation

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today provided investors and analysts with new financial and operational details on the most advanced broadband network being deployed in America.

Outlining progress as the deployment of next-generation fiber-optic-based FiOS services gains momentum, key Verizon business leaders expressed confidence that FiOS investments would generate positive economic returns and shareholder value, based on several factors:

•	FiOS Internet services are gaining market share in a growing broadband market.

•	Early FiOS TV successes indicate a strong customer preference for choice among video providers.

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•	Innovative services are differentiating FiOS from competitive services and driving new market opportunities.

•	The company’s fiber deployment is already reducing network costs and positioning significant, ongoing savings in operating expenses.

Verizon said it plans to pass 18 million premises with its fiber network by the end of 2010, or more than 50 percent of the approximately 33 million households in the company’s 28-state wireline service area. The FiOS network build-out is on target to pass a total of 6 million premises by year-end 2006, with an additional 3 million a year planned through 2010.

Fiber Investment to Provide Positive Returns

Verizon said that FiOS will generate positive operating income beginning in 2009, based in part on growing revenues from FiOS services combined with declining operational costs due to fiber network efficiencies. In addition, the company’s total fiber investment is expected to be EBITDA-positive in 2008. EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles) profitability measure that adds depreciation and amortization to operating income.

Supported by demonstrated strong customer demand and a business model that will generate profitable growth within four years of initial investment, the company said it expects to invest $18.0 billion in net capital from 2004 through 2010 in deploying the nation’s largest network that brings the broadband capacity of fiber optics all the way to customers’ homes and businesses. This total is net of approximately $4.9 billion that Verizon estimates would otherwise be required to maintain traditional copper-wire technologies over the same period.

These profitability and investment projections are based on expectations of attracting up to 7 million FiOS Internet customers and up to 4 million FiOS TV customers by year-end 2010.

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Achievable Targets, New Market Opportunities

“Our FiOS network deployment has positioned Verizon to win in an increasingly competitive consumer marketplace, and this creates a significant market opportunity for us,” said Doreen Toben, Verizon executive vice president and chief financial officer.

“Our FiOS targets are based on what we view as achievable customer take-rates, reasonable pricing levels and conservative estimates of customer-retention metrics. Based on our experience deploying fiber, we see declining cost-trends to pass and connect homes, and we see significant ongoing operating expense savings.”

Virginia Ruesterholz, president of Verizon Telecom, said, “We know that our fiber-to-the-premises network delivers the fastest and most reliable Internet-access service in the market today. FiOS TV has already proven itself to be a category leader, and we’ve found there’s no doubt that customers want the choice and competition that FiOS TV brings to the video market.

“We are on track with our FiOS plans, and we are focused on continued execution to build on the momentum we have gained in the marketplace.”

FiOS Internet Gaining Market Share

Verizon reported that FiOS Internet is gaining share against competitive services in a growing broadband market. Approximately 70 percent of FiOS Internet subscribers are new Verizon broadband customers.

Verizon has set a target of 725,000 FiOS Internet customers by year-end 2006, with the service available for sale to 5 million premises. This would represent a market penetration of approximately 15 percent, toward a 2010 goal of 35 percent to 40 percent — or from 6 million to 7 million FiOS Internet customers.

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This is an increase from the previously announced target of approximately 30 percent FiOS Internet market penetration by 2010. This change is based on stronger-than-expected customer take-rates. In areas where FiOS Internet has been introduced for sale, market penetration rates have averaged 12 percent after the first nine months and 15 percent after the first year.

By the end of the third quarter 2006, Verizon expects to have more than 500,000 FiOS Internet customers, compared with 375,000 FiOS Internet customers at the end of the second quarter 2006. Monthly churn rates, a measure of customer turnover, have been below 1.5 percent, indicating customer loyalty that exceeds the company’s initial expectations.

FiOS TV Success Indicates Strong Customer Desire for Video Choice

Verizon is also seeing strong customer demand for FiOS TV, which was launched in its first market just a year ago. By the end of the third quarter 2006, Verizon expects to have more than 100,000 FiOS TV customers, and the company estimates that about two-thirds of FiOS TV customers have discontinued their cable TV service.

Verizon has set a target of 175,000 FiOS TV customers by year-end 2006, making the service available to 1.8 million households. This would be a market penetration rate of approximately 10 percent. More than 1 million households are already currently eligible to purchase FiOS TV services, due to Verizon’s significant progress in obtaining state and local cable franchises.

Verizon’s goal is for FiOS TV to have a market penetration rate that ranges from 20 percent to 25 percent by 2010 — or from 3 million to 4 million FiOS TV customers — based on its estimate that approximately 15 million households will be video-ready by then.

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Nearly 80 percent of FiOS TV customers have purchased three services — voice, data and video — from Verizon. Monthly churn rates have mirrored those of FiOS Internet, or less than 1.5 percent, which also indicates customer loyalty that exceeds the company’s initial expectations.

Innovative Services Differentiate FiOS

Since fiber is a superior network platform that delivers the most bandwidth to a home, Verizon is able to offer customers an innovative and differentiated product set when compared with traditional broadband and cable services.

FiOS already offers customers unsurpassed Internet-access speeds, with upstream (upload) speeds of up to 10 Mbps* (megabits per second) and with plans to offer downstream (download) speeds of up to 100 Mbps* for interactive gaming, educational, telemedicine, security and other applications.

Verizon detailed the FiOS TV enhancements expected in 2007, including a TV portal, home shopping and interactive broadcasting, gaming, and on-demand and multimedia enhancements. Among terrestrial TV providers, Verizon is already No. 1 in the number of national high-definition channels it offers, and it is No. 1 in the percentage of customers with digital service.

FiOS also offers future opportunities for convergence with Verizon Wireless and future interactive services, such as intelligent media search, interactive advertising and personal broadcasting. Verizon Wireless already provides broadband services over its national EV-DO network, and BroadbandAccess and V CAST from Verizon Wireless bring music, video and broadband data to mobile customers.

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Ongoing Expense Savings From Fiber

Verizon said it expects to realize savings of approximately $1 billion in annual, ongoing operating expenses by 2010 as a result of the efficiencies gained from fiber network facilities.

Meanwhile, capital expenditures necessary to pass and connect a home to Verizon’s fiber network continue to decline. Last month, average capital expenditures to pass a home were $873, less than the previously announced year-end 2006 goal of $890. The new year-end target is $850. Although expenditures to connect a home have steadily declined from an average of $1,220 in January 2006, last month these expenditures averaged approximately $933, higher than the previously announced year-end 2006 goal of $715. The new year-end target is $880.

By 2010, these expenditures are expected to average $700 to pass a home and $650 to connect a home.

Bob Mudge, executive vice president and chief operating officer of Verizon Telecom, said, “We are extremely confident in our ability to meet these capex targets, based on lower material costs, new and improved technologies, and training and productivity improvements. We are already seeing improved operational efficiency from our fiber deployment.”

*NOTE:	Mpbs speeds reflect initial connection speeds between a computer and Verizon’s central office. Actual throughput speeds will vary based on numerous factors, including network and Internet congestion and the speed of websites visited on the Internet.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 55 million customers nationwide. Verizon Business operates one of the most expansive wholly-owned global IP networks. Verizon Telecom is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. Based in New York, Verizon has a diverse workforce of more than 252,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.